UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 30, 2014
CITADEL EXPLORATION, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54639	27-1550482
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

417 31st Street, Unit A, Newport Beach, CA	92663
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 612-8040

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities

On December 26, 2014, Citadel Exploration, Inc. (the "Company") completed two separate financing agreements.  The Company issued a $100,000 promissory note, bearing 10% interest that is convertible into common stock at $0.33 per share, with a one year term.  The second agreement was for $300,000 which will be directly applied to the recompletion of the Yowlumne #2-26 well.  As part of the second agreement, investors will receive 75% of the net revenue interest from future production at the #2-26 well until repayment.  Upon full repayment, investors will retain a 3% overriding royalty on the #2-26 well pending consent from the mineral owner.  The investor group included one of the Company’s Board of Directors.

Citadel Exploration Inc. also issued 475,000 shares for engineering, accounting and legal expenses.

The Company currently has 31,389,000 shares issued.

No commissions were paid in connection with these agreements.

The issuance of shares of the Company's common stock in the private placement and debt conversion was made in reliance on the private offering exemption of Section 4(2) of the Securities Act of 1933, as amended, and/or the private offering safe harbor provisions of Rule 506 of Regulation D promulgated thereunder based on the following factors: (i) the number of offerees or purchasers, as applicable, (ii) the absence of general solicitation, (iii) representations obtained from each of the investors in the private placement with respect to their status as accredited investors, (iv) the provision of the type of disclosure that registration would provide, and (v) the placement of restrictive legends on the certificates reflecting the shares of common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CITADEL EXPLORATION, INC.

By: /s/ Armen Nahabedian
Armen Nahabedian Chief Executive Officer

Date: December 30, 2014